Exhibit 10.1

Execution Version

PLAN SUPPORT AND SETTLEMENT AGREEMENT

This PLAN SUPPORT AND SETTLEMENT AGREEMENT (together with the schedules attached hereto, as each may be amended, restated, supplemented, or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”), dated as of March 6, 2024, is entered into by and between: (i) PhaseBio Pharmaceuticals, Inc. (“PhaseBio” or the “Debtor”) and (ii) SFJ Pharma X, Inc. (k/k/a SFJ Pharmaceuticals X, Ltd. (“SFJ”). The Debtor and SFJ are each referred to herein as a “Party,” and collectively, the “Parties.”

WHEREAS, on August 1, 2023, the Bankruptcy Court entered an order [Docket No. 712] that, among other things, conditionally approved the Debtor’s Combined Disclosure Statement and Chapter 11 Plan [Docket No. 712] (the “Combined Disclosure Statement & Plan”)1 for solicitation purposes only, authorized the Debtor to solicit acceptances on the Combined Disclosure Statement & Plan, and set a hearing to consider final approval and confirmation of the Disclosure Statement & Plan (the “Confirmation Hearing”);

WHEREAS, on August 4, 2023, SFJ filed a notice of transfer and assignment of BioVectra, Inc.’s pre-petition claim no. 159 in the amount of $15,360,276.00 to SFJ (“BioVectra General Unsecured Claim”);

WHEREAS, on September 8, 2023, SFJ filed a motion to allow BioVectra Inc.’s alleged administrative expense claim [Docket No. 778] (“Motion to Allow”), asserting that a claim in the amount of $15,428,944.03 was transferred to SFJ on March 31, 2023;

WHEREAS, on September 8, 2023, SFJ also filed an objection [Docket No. 779] (“Objection”) to the Combined Disclosure Statement & Plan on feasibility grounds and caused BioVectra Inc. to cast a ballot prior to the Voting Deadline rejecting the Combined Disclosure Statement & Plan;

WHEREAS, on September 12, 2023, PhaseBio filed a notice adjourning the Confirmation Hearing from September 19, 2023, to a date to be determined [Docket No. 787];

WHEREAS, on November 22, 2023, PhaseBio filed an objection to the Motion to Allow under seal [Docket No. 871], which PhaseBio withdrew without prejudice to facilitate further negotiations between the Parties [Docket No. 881];

WHEREAS, prior to and following the filing of the Motion to Allow, PhaseBio engaged in informal discovery with SFJ regarding the issues raised by the Motion to Allow, including the asserted transfer of certain alleged claims of BioVectra, Inc. to SFJ;

[1]	All capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Combined Disclosure Statement & Plan.

WHEREAS, the Parties have engaged in good faith and arms’-length negotiations to resolve the Objection, Motion to Allow, and related issues.

WHEREAS, during the course of such negotiations, SFJ informed PhaseBio that it was an assignee of certain additional general unsecured claims of other creditors, as reflected in Schedule A attached hereto;

NOW, THEREFORE, in consideration of the promises and mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, covenant and agree as follows, provided that other than Sections 1 and 11 hereinbelow, which shall be effective upon execution of this Agreement, the remainder of this Agreement shall be subject to the (i) entry of an order of the Bankruptcy Court approving the 9019 Motion (defined below) and this Agreement and (ii) subsequent occurrence of the Effective Date under the Combined Disclosure Statement & Plan as amended to implement the terms of this Agreement:

1.

As soon as reasonably practicable following execution of this Agreement, PhaseBio shall prepare and file a motion under Bankruptcy Rule 9019 (the “9019 Motion”) seeking Bankruptcy Court approval of this Agreement.

2.

PhaseBio stipulates to an allowed administrative expense claim in favor of SFJ in the amount of $2,500,000 (the “Administrative Claim”), the treatment of which is set forth below, and agrees to file an amended Combined Disclosure Statement & Plan incorporating this Agreement.

3.

If PhaseBio (i) does not resolicit acceptances of the Combined Disclosure Statement & Plan as amended or (ii) otherwise believes such motion(s) would be beneficial, then PhaseBio shall prepare drafts of any motion(s) and associated pleadings as necessary for use by SFJ, BioVectra, Frontage Laboratories, Inc., and Frontage Laboratories (Shanghai) Co. Ltd., to file and seek entry of an order pursuant to Bankruptcy Rule 3018 changing their respective votes on the Combined Disclosure Statement & Plan to accept the Disclosure Statement & Plan (including in its amended form and in accordance with this Agreement).

4.

If PhaseBio resolicits acceptances of the Combined Disclosure Statement & Plan as amended, SFJ will vote directly to accept the Combined Disclosure Statement & Plan as amended with respect to the BioVectra General Unsecured Claim, and the general unsecured claims of Frontage Laboratories, Inc. and Frontage Laboratories (Shanghai) Co. Ltd., and elect not to opt out of the third-party releases under the Combined Disclosure Statement & Plan, to reflect the terms of this Agreement. If PhaseBio resolicits acceptances of the Combined Disclosure Statement & Plan as amended, SFJ will use reasonable efforts to cause the holders of claims listed on Schedule A hereto to vote to accept the Combined Disclosure Statement & Plan as amended or, if procedurally required, SFJ will vote directly to accept the Combined Disclosure Statement & Plan as amended with respect to such claims and elect not to opt out of the third-party releases under the Combined Disclosure Statement & Plan. For the avoidance of doubt, SFJ’s obligations under this provision (the “Voting Provision”) will be a condition precedent to the effectiveness of this Agreement.

5.

If PhaseBio resolicits acceptances of the Combined Disclosure Statement & Plan as amended, PhaseBio will be entitled to a credit against the amount of the Administrative Claim of up to $250,000 (the “Expense Credit”) for any and all fees and expenses incurred by PhaseBio and its estate in connection with the actual resolicitation of such Combined Disclosure Statement & Plan as amended. PhaseBio shall provide detail to SFJ supporting the Expense Credit.

6.

As part of and a condition precedent to the effectiveness of this Agreement, SFJ shall, within two (2) business days of the entry of an order of the Bankruptcy Court approving the 9019 Motion, (i) withdraw the Objection and Motion to Allow, and (ii) support confirmation of the Combined Disclosure Statement & Plan as amended, including, without limitation, satisfying its obligations under the Voting Provision; provided, however, that other than complying with its obligations under the Voting Provision, the Debtor shall not require SFJ to appear at any Confirmation Hearing on the Combined Disclosure Statement & Plan as amended or to file any pleading in support of confirmation of the Combined Disclosure Statement & Plan as amended.

7.

Following confirmation of the Combined Disclosure Statement & Plan as amended and the occurrence of the Effective Date, the Liquidation Trustee will run a sale process to sell the Bentracimab Royalties (the “Required Sale Process”) that will commence no later than 30 days following their full or accelerated approval by the FDA of a Biologics License Application for bentracimab (“BLA Approval”), with any closing to occur no later than six (6) months after BLA Approval.

8.

SFJ will provide specified information (the “Specified Information”), detailed in Schedule B hereto, to the Liquidation Trustee to be made available to potential bidders under non-disclosure agreements between such bidders and the Liquidation Trustee.

9.

If the Required Sale Process results in the Liquidation Trustee’s sale of the Bentracimab Royalties for at least an amount sufficient to pay the Administrative Claim in full following any reduction of such claim on account of the Expense Credit (the “Minimum Sale Price”), then the Administrative Claim, as reduced by the amount of any Expense Credit, will be paid first in full from the proceeds of such Bentracimab Royalties sale, with PhaseBio or the Liquidation Trust, as applicable, retaining all such Bentracimab Royalties sale proceeds in excess of the Minimum Sale Price.

10.

If the Required Sale Process results in the Liquidation Trustee being unable to sell the Bentracimab Royalties for at least the Minimum Sale Price, then the Liquidation Trustee will transfer to SFJ all of PhaseBio’s and the Liquidation Trust’s rights, as applicable, to the Bentracimab Royalties as payment in full of the Administrative Claim.

11.

As the assignee of claims asserted and filed by the claimants listed on Schedule A hereto, on or before February 16, 2024, SFJ will file all required notices of transfer of claims pursuant to Bankruptcy Rule 3001. The completion of the transfer of the claims listed on Schedule A hereto to SFJ pursuant to Bankruptcy Rule 3001 shall be a condition precedent to the effectiveness of this Agreement.

12.

SFJ agrees to assert only the general unsecured portion of the claims listed on Schedule A hereto and waives any claim for administrative or other priority with respect to these claims. As part of this Agreement, and upon the completion of the transfer as stated above, the general unsecured claims of claimants listed on Schedule A hereto shall be allowed in the amounts set forth therein.

13.

Other than the Administrative Claim, the BioVectra General Unsecured Claim and claims set forth on Schedule A hereto, SFJ shall not assert any other claims, including administrative, priority, or general unsecured claims, against PhaseBio, its estate, its assets, Liquidation Trust, or the Liquidating Trust Assets, including any claims that SFJ may have purchased or may in the future purchase from any creditors or claimants.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized representatives as of the date first set forth above.

PHASEBIO PHARMACEUTICALS, INC.:

By:	/s/ Jonathan Mow
Name: Jonathan Mow
Title: CEO

SFJ PHARMA X, INC.:

By:	/s/ Robert DeBenedetto
Name: Robert DeBenedetto
Title: Executive Char of the Board of Directors

SCHEDULE A

(Schedule of General Unsecured Claims Assigned to SFJ)

Original Creditor	General Unsecured Claim Amount
PPD Development, LP	$132,859.25
Frontage Laboratories, Inc.	$560,022.60
Frontage Laboratories (Shanghai) Co. Ltd.	$320,716.00
BioVectra Inc.	$26,363,850.00
Berkshire Sterile Manufacturing, LLC	$422,857.92
Total General Unsecured Claims:	$27,800,305.77

SCHEDULE B

(Specified Information)

•	All Quarterly Reports that were required to be provided to PhaseBio by SFJ following the January 13, 2023 Closing of the Program Transfer Agreement, and that have not yet been provided.

•

Information reasonably requested by the Liquidation Trustee to permit potential purchasers of the Royalty to evaluate a forecast for commercial sales of bentracimab to the extent such information is readily available, at no cost to SFJ.